Exhibit 99.1

Consumers Bancorp, Inc. Reports

Third Fiscal Quarter 2007 Results

Minerva, Ohio—April 27, 2007 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter earnings per share of $0.14 which is $0.04 lower than the previous quarter ended December 31, 2006 and equal to the same period ended March 31, 2006. Net income for the third quarter of 2007 was $304 thousand, $76 thousand lower than the previous quarter ended December 31, 2006 and a $7 thousand increase from the same period last year. The current quarter results were negatively impacted by a $51 thousand, or $0.02 per share, loss due to the bankruptcy of a third party vendor who was servicing a small portion of the residential mortgage loan portfolio and allegedly misappropriated escrow funds. Return on average assets (ROA) and return on average equity (ROE) for the third fiscal quarter of 2007 were 0.62% and 6.24%, respectively. This compares to ROA of 0.59% and ROE of 6.19% for the third fiscal quarter of 2006.

For the nine months ended March 31, 2007, net income was $1,064 thousand compared to $991 thousand for the same period last year. Fiscal year-to-date net income per share was $0.50 compared to $0.46 for the same period in 2006. ROA and ROE for the nine months ended March 31, 2007 were 0.71% and 7.21%, respectively, compared to 0.66% and 6.82%, respectively, for the prior year.

Interest income for the third fiscal quarter of 2007 increased $153 thousand and interest expense increased $144 thousand over third quarter results for the same period last year. The net interest margin decreased to 4.67% for the quarter ended March 31, 2007 compared with 4.70% for the previous quarter ended December 31, 2006 and increased from 4.60% for the same period last year. The Corporation’s yield on average interest-earning assets increased to 6.80% for the three months ended March 31, 2007 from 6.40% for the same period last year. The Corporation’s cost of funds increased from 2.34% for the three months ended March 31, 2006 to 2.85% for the three months ended March 31, 2007.

Steven L. Muckley, President and Chief Executive Officer, stated “Earnings performance fell short of our expectations due to the loss caused by the bankruptcy of a third party vendor. However, earnings in a number of key areas continue to show improvement from the prior fiscal year and the decline from the previous quarter is primarily due to the seasonality of deposit service charge income and payroll expenses. We continue to see improvement in our yield on average interest-earning assets as variable rate loans reprice to higher current rates and we are optimistic that foreclosure proceedings on approximately half of our non-performing loan balances will allow for the liquidation of the collateral a soon as practically possible and the return of the proceeds to earning assets.”

Other income was $554 thousand for the third fiscal quarter of 2007 compared with $571 thousand for the previous quarter ended December 31, 2006 and $475 thousand for the same period last year. The decline in other income from the previous quarter ended December 31, 2006 was primarily due to the seasonality of deposit service charges. Alternative investment income, income from investment banking, advisory, brokerage, and underwriting, increased by $53 thousand for the third fiscal quarter of 2007 compared to the same period last year.

Other expenses increased $57 thousand, or 2.7%, for the third fiscal quarter of 2007 from the same period last year. Other expenses increased mainly due to the $51 thousand loss caused by the bankruptcy of a third party vendor.

Assets at March 31, 2007 totaled $203.1 million, a decrease of $0.4 million from June 30, 2006 and a decrease of $1.1 million from March 31, 2006. During the nine month period of June 30, 2006 to March 31, 2007, total loans decreased by $5.1 million and deposits increased by $5.6 million. During the twelve month period of March 31, 2006 to March 31, 2007, total loans decreased by $7.2 million and deposits increased by $7.6 million.

Non-performing assets were $2.9 million at March 31, 2007, compared with $2.8 million at December 31, 2006 and $2.3 million at March 31, 2006. Included in the March 31, 2007 and December 31, 2006 non-performing assets was a $1.3 million loan relationship that is secured by a multi-family rental unit loan. The property is in the process of foreclosure and has been specifically reserved for within the allowance for loan losses.

In June 2006, the Board of Directors authorized a share repurchase program for up to 75,000 shares that can be repurchased through June 2007. As part of this repurchase program, 50,487 shares have been repurchased for the nine month period ended March 31, 2007.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

March 31, 2007

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
EARNINGS:
Net interest income	$2,066	$2,057	$6,295	$6,275
Provision for loan losses	117	90	460	314
Other income	554	475	1,685	1,591
Other expenses	2,135	2,078	6,183	6,306
Income tax expense	64	67	273	255
Net income	304	297	1,064	991

Net income per share –
Basic	$0.14	$0.14	$0.50	$0.46

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.62%	0.59%	0.71%	0.66%
Return on average equity	6.24	6.19	7.21	6.82
Net interest margin (Fully Tax Equivalent)	4.67	4.60	4.66	4.65

MARKET DATA:
Book value/common share	$9.42	$9.11
Market close, bid	12.75	15.00
Period end common shares	2,089,947	2,140,434
Average equity/average assets	9.88%	9.60%	9.80%	9.64%
Average common shares	2,097,677	2,142,574	2,115,101	2,143,158

ASSET QUALITY:
Net charge-offs	$166	$151	$337	$328
Non-performing assets	2,909	2,336
Allowance for loan losses (ALLL)	1,680	1,509
Net charge-offs to Total Loans (Annualized)	0.46%	0.14%	0.31%	0.29%
ALLL to Total Loans	1.18%	1.01%

ENDING BALANCES:
Assets	$203,132	$204,247
Deposits	172,875	165,296
Loans, net	141,194	148,540
Securities, available for sale	42,771	36,900
Federal Home Loan Bank borrowings	3,825	13,298
Shareholders’ Equity	19,687	19,492